Exhibit 99.1

Independent Bankshares to Redeem Trust Preferred Securities

Lubbock, Texas: August 7, 2003 — Independent Bankshares, Inc. (AMEX: IBK.PR) announced today that Independent Capital Trust (the “Trust”), a subsidiary of Independent Bankshares, will redeem on September 22, 2003 (the “Redemption Date”) all of its 8.50% Cumulative Trust Preferred Securities (the “Trust Preferred Securities”) and its 8.50% Common Securities (the “Trust Common Securities”) at a redemption price equal to the $10.00 liquidation amount of each security plus all accrued and unpaid interest per security to the Redemption Date. All interest accruing on the Trust Preferred Securities and the Trust Common Securities will cease to accrue effective the Redemption Date.  The Bank of New York, property trustee of the Trust Preferred Securities, will notify the holders of the redemption.

The Trust is taking such action in connection with the concurrent redemption by Independent Bankshares of all of its $13,402,070 8.50% Debentures due September 22, 2028 (the “Debentures”) which are held exclusively by the Trust. The Debentures are to be redeemed on the Redemption Date at a redemption price equal to the principal outstanding amount of the Debentures plus interest accrued on the Debentures up to the Redemption Date.

Independent Bankshares will fund the redemption through a capital contribution from its parent holding company, State National Bancshares, Inc., Lubbock, Texas.

Except for historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets the company serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; the company’s liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on the company’s business. Please also read the additional risks and factors described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

For More Information Contact:

Don E. Cosby Executive Vice President and Chief Financial Officer

806-749-1850